Exhibit 3.5

ARTICLES OF AMENDMENT
OF
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TELKONET, INC.

Telkonet, Inc. (the "Corporation"), a Utah corporation, pursuant to the Utah Revised Business Corporation Act, hereby adopts the following Articles of Amendment of the Amended and Restated Articles of Incorporation of the Corporation, as amended.

1. Article III (Capital Stock) of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended so as henceforth to read in its entirety as follows:

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one hundred and ninety million (190,000,000) and the total number of shares of Preferred Stock authorized to be issued is fifteen million (15.000,000). All shares of stuck authorized hereunder shall have a par '.-clue of 1/10th of one cent ($.001) per share.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend these Restated Articles of Incorporation to divide the Preferred Stock into series, to establish and modify the preferences, limitations and relative rights of each share of Preferred Stock, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by Section 602 of the Utah Act, are as follows:

A. Common Stock.

1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor, provided; however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any amendment hereto or thereto shall be vested in the Common Stock.

5. Preemptive Rights. No holder of shares of Common Stock shall be entitled to any preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into capital stock of the Corporation issued or sold. The term "obligations convertible into capital stock" shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase capital stock of the Corporation.

B. Preferred Stock.

1. The Board of Directors, without shareholder action, may amend the Corporation's Restated Articles, pursuant to the authority granted to the Board of Directors by Subsection 1002(1)(e) and within the limits set forth in Section 602 of the Utah Act, to do any of the following:
(i) designate and determine, in whole or in part, the preferences, limitations and relative rights of the Preferred Stock before the issuance of any shares of Preferred Stock;

(ii) create on or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as part of such series), and designate and determine, in whole or in part, the preferences, limitations and relative rights of each series of Preferred Stock all before the issuance of any share of such series;

(iii) alter or revoke the preferences, limitations and relative rights granted to or imposed upon the Preferred Stock (before the issuance of any shares of Preferred Stock), or upon any wholly-unissued series of Preferred Stock): or

(iv) increase or decrease the number of shares constituting any series of Preferred Stock, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as part of such series.

2. The number of shares of the Corporation outstanding at the time of the adoption of the foregoing Articles of Amendment and entitled to Note thereon was 100,089,493 shares of common stock, par value $0.001 per share, and 215 shares of Series A Preferred Stock, par value $0.001 per share and 267shares of Series B Preferred Stock, par value $0,001 per share. The Series A Preferred Stock and Series B Preferred Stock was entitled to vote on the foregoing Articles of Amendment on an as converted basis with the common stock as a single class. Each share of common stock was entitled to one (1) vote, each share of Series A Preferred Stock was entitled to 13,774 votes and each share of Series B Preferred Stock was entitled to 38,461 votes for an aggregate of 113,230,141 shares entitled to vote on the adoption of the foregoing Articles of Amendment

3. The foregoing Articles of Amendment has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of the Corporation's Amended and Restated Articles of Incorporation, as amended, and the Utah Revised Business Corporation Act.

4. The total number of undisputed votes cast for the foregoing Articles of Amendment by the holders of common stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class, was 78,367,12which was sufficient under the Corporation's Amended and Restated Articles of Incorporation, as amended, and the Utah Revised Business Corporation Act for approval of the foregoing Articles of Amendment.

IN WITNESS WHEREOF, said Corporation has caused this Articles of Amendment to be signed Jason Tienor, its President and Chief Executive Officer, this 17th day of November, 2010.

TELKONET, INC, By: /s/ Jason Tienor Name: Jason Tienor Title: President and Chief Executive Officer

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed
and approved on this 29 day of Nov 2010
In this office of this Division and hereby issued
This Certificate thereof.

Examiner /s/ T. Swanson  Date 12-1-10

RECEIVED
JUN 27 2008

AMENDMENT

ARTICLES OF AMENDMENT
OF
TELKONET, INC.
a Utah corporation

TELKONET, INC. (the "Corporation"), a Utah corporation, pursuant to the Utah Revised Business Corporation Act, hereby adopts the following Articles of Amendment.

ARTICLE I

The name of the Corporation is Telkonet, Inc.

ARTICLE II

Article III (Capital Stock) of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended so as henceforth to read in its entirety as follows:

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock" The total number of shares of Common Stock authorized to be issued is one hundred-thirty million (130,000,000) and the total number of shares of Preferred Stock authorized to be issued is fifteen million (15,000,000). All shares of stock authorized hereunder shall have a per value of 1/10th of one cent ($.001) per share.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), end the express grant of authority to the Board of Directors to amend these Restated Articles of Incorporation to divide the Preferred Stock into series, to establish and modify the preferences, Limitations and relative rights of each share of Preferred Stock, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by Section 602 of The Utah Act, are as follows.

A.           Common Stock.

1.           Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

2           Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution Such assets and funds shall be divided among and paid to the holders of Common Stack, on a pro-rata. basis, according to the number of shares of Common Stock held by them.

3.           Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor, provided; however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4           Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any amendment hereto or thereto shall be vested In the Common Stock.

5           Preemptive Rights.  No holder of shares of Common Stock shall be entitled to any preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into capital stock of the Corporation issued or sold The term "obligations convertible into capital stock" shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase capital stock of the Corporation.

B.           Preferred Stock.

The Board of Director; without shareholder action, may amend the Corporation's Restated Article; pursuant to the authority granted to the Board of Directors by Subsection 1002(1)(e) and within the limits set forth in Section 602 of the Utah Act, to do any of the following.

(i) designate and determine, m whole or in part, the preferences, limitations and relative nights of the Preferred Stock before the issuance of any shares of Preferred Stock;

(ii) create on or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as part of such series), and designate and determine, in whole or in part, the preferences, limitations and. relative rights of each series of Preferred Stock all before the issuance of any share of such series;

(iii) alter or revoke the preferences, limitations and relative rights granted to or imposed upon the Preferred Stock (before the issuance of any shares of Preferred Stock), or upon any wholly-unissued series of Preferred Stock), or

(iv) increase or decrease the number of shares constituting any series of Preferred Stock, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as part of such series.

ARTICLE III

The date of adoption of the aforesaid amendment was June 26, 2008

ARTICLE IV

The designation, the number of outstanding shares, the number of shares entitled to be cast by each voting group entitled to vote on such amendment , and the number of votes of each voting group indisputably represented at the meeting at which such amendment was approved are as follows:

(a)	Designation of voting group:	Common Stock, par value 80.001 per share
(b)	Number of outstanding shares of voting group:	77,885,880 shares of Common Stock
(c)	Number of shares of voting group entitled to vote on the amendment:	77,885,880 shares of Common Stock
(d)	Number of shares of voting group indisputably represented at the meeting:	57,813,456 shares of Common Stock

ARTICLE V

The total number of votes cast for and against the amendment by the voting group entitled to vote on the amendment is as follows:

(a)	Designation of voting group:	Common Stock, par value $0 001 per share
(b)	Number of votes of voting group cast for the amendment.	14,534,182 shares of Common Stock
(c)	Number of votes of voting group cast against the amendment	4,094,270 shares of Common Stock

ARTICLE VI

The said number of votes cast for the amendment was sufficient for the approval thereof by the said voting group

IN WITNESS WHEROF, these Articles of Amendment of the Amended and Restated Articles of Incorporation have been adopted and executed on June 26, 2008.

/s/ Richard J. Leimbach
Richard J. Leimbach
Chief Financial Officer